Exhibit 10.2

REDEMPTION OF SPECIAL LIMITED PARTNER INTEREST AGREEMENT

This Redemption of Special Limited Partner Interest Agreement (this “Redemption Agreement”) is entered into as of November 10, 2020, by and among Strategic Storage Trust IV, Inc., a Maryland corporation (“SST IV”), Strategic Storage Operating Partnership IV, L.P.,  a Delaware limited partnership (the “Operating Partnership”), and SmartStop Storage Advisors, LLC, a Delaware limited liability company (“SSA”).

Recitals:

WHEREAS, SST IV is the general partner of the Operating Partnership;

WHEREAS, Strategic Storage Advisor IV, LLC (“SST IV Advisor”) originally contributed $200,000 to the Operating Partnership for its limited partnership interest as the Original Limited Partner (the “Advisor Limited Partnership Interest”) and SST IV Advisor was also granted a special limited partner interest in the Operating Partnership as the Special Limited Partner (the “Special Limited Partner Interest”);

WHEREAS, on June 28, 2019, SmartStop Self Storage REIT, Inc. (“SmartStop”), and its operating partnership, SmartStop OP, L.P. (“SmartStop OP”), entered into a series of transactions, agreements, and amendments to its existing agreements and arrangements (such agreements and amendments are referred to collectively as the “Self Administration Transaction”), with SmartStop Asset Management, LLC;

WHEREAS, in connection with the Self-Administration Transaction, SST IV Advisor contributed the Advisor Limited Partnership Interest and the Special Limited Partner Interest to SSA, a subsidiary of SmartStop and SmartStop OP;

WHEREAS, pursuant to that certain Agreement and Plan of Merger by and among SmartStop, SST IV Merger Sub, LLC (“Merger Sub”), and SST IV, dated as of November 10, 2020 (the “Merger Agreement”), SST IV shall merge with and into Merger Sub, a subsidiary of SmartStop, with Merger Sub being the surviving entity (the “Merger”); and

WHEREAS, in connection with the Merger Agreement and the Merger, SmartStop, as the ultimate parent company of SSA, has caused SSA to submit for redemption the Special Limited Partner Interest.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, SST IV, the Operating Partnership and SSA, intending to be legally bound, hereby agree as follows:

Terms and Conditions:

1.Defined Terms.  Except as otherwise set forth herein, capitalized terms used herein, including the recitals set forth above, shall have the meanings assigned to them in the First Amended and Restated Limited Partnership Agreement of the Operating Partnership dated as of January 17, 2017 (as amended, the “Operating Partnership Agreement”).

2.Redemption of Special Limited Partner Interest.  SSA acknowledges and agrees that SSA is not entitled to any distribution or other payment in connection with its Special Limited Partner Interest, including, without limitation, pursuant to Sections 5.2(d) or (e) of the Operating Partnership Agreement, as a result of or in connection with the Merger.  Effective immediately prior to the effective time of the Merger as provided in the Merger Agreement, SSA hereby transfers, assigns and delivers to the Operating Partnership, and the Operating Partnership hereby redeems from SSA, all of SSA’s right, title, and interest in and to the Special Limited Partner Interest without any payment to SSA.  In the event that the Merger Agreement is terminated in accordance with its terms, this Redemption Agreement shall automatically terminate effective upon the termination of the Merger Agreement, shall have no force or effect and shall be deemed null and void ab initio.

3.Ownership of Special Limited Partner Interest.  SSA represents and warrants that SSA has good and valid title to the Special Limited Partner Interest, free and clear and all liens and encumbrances.

Exhibit 10.2

4.Severability.  Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

5.Binding Effect; Amendments.  This Redemption Agreement shall be binding on, inure to the benefit of, and be enforceable by, the parties hereto and their respective legal representatives, successors and assigns.  Nothing in this Agreement is intended to relieve or discharge the obligation of any third Person or any party to this Agreement. Neither this Agreement, nor any term or provision hereof, may be altered or amended in any manner except by an instrument in writing signed by the party against whom the enforcement of any such change is sought.

6.Governing Law.  This Redemption Agreement shall be governed by, interpreted and construed in accordance with the Laws of the State of Delaware without regard to conflict of law principles that would result in the application of any Law other than the law of the State of Delaware.

7.Counterparts.  This Redemption Agreement and any amendment hereby may be executed in any number of counterparts, any of which may be executed and transmitted by facsimile, and each of which shall be deemed an original of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same Agreement.

8.Conflict with Merger Agreement. This Redemption Agreement is an instrument of transfer contemplated by, and executed pursuant to, the Merger Agreement. In the event of any conflict or inconsistency between the terms of the Merger Agreement and the terms hereof, the terms of this Agreement will prevail.

[Signatures appear on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Redemption Agreement to be executed and delivered as of the date first written above.

Strategic Storage Trust IV, Inc.

By: /s/ H. Michael Schwartz

Name: H. Michael Schwartz

Title: Chief Executive Officer

Strategic Storage Operating Partnership IV, L.P.

By: Strategic Storage Trust IV, Inc.,

its General Partner

By: /s/ H. Michael Schwartz

Name: H. Michael Schwartz

Title: Chief Executive Officer

SmartStop Storage Advisors, LLC

By: /s/ Michael S. McClure

Name: Michael S. McClure

Title: Chief Executive Officer

3